Exhibit 99.1
AMETEK Completes Acquisition of Abaco Systems

BERWYN, PA, APRIL 29, 2021 – AMETEK, Inc. (NYSE: AME) today announced that it has completed its acquisition of Abaco Systems, Inc., a leading provider of mission critical embedded computing systems in an all-cash transaction valued at $1.35 billion.

“We are excited to welcome Abaco to AMETEK,” said David A. Zapico, AMETEK Chairman and Chief Executive Officer. “Abaco’s market leading computing and electronic solutions nicely complement our existing aerospace and defense businesses, expanding our positions across many attractive growth platforms.”

With annual sales of approximately $325 million, Abaco joins AMETEK as part of its Electronic Instruments Group (EIG) - a leader in advanced analytical, monitoring, testing, calibrating and display instruments.

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electromechanical devices with annual sales in 2020 of more than $4.5 billion. The AMETEK Growth Model integrates the Four Growth Strategies - Operational Excellence, New Product Development, Global and Market Expansion, and Strategic Acquisitions - with a disciplined focus on cash generation and capital deployment. AMETEK's objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P 500.

Contact:
AMETEK, Inc.
Kevin Coleman
Vice President, Investor Relations
1100 Cassatt Road
Berwyn, Pennsylvania 19312
kevin.coleman@ametek.com
Phone: 610.889.5247